Q2 2020 Liquidity Services, Inc. Earnings Call Transcript
Operator
Ladies and gentlemen, thank you for standing by, and welcome to the Q2 Fiscal Year 2020 Liquidity Services Earnings Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded. (Operator Instructions)
I would now like to hand the conference over to your speaker today, Ms. Julie Davis, Senior Director of Investor Relations. Thank you. Please go ahead, ma'am.
Julie Davis, Senior Director of Investor Relations
Thank you, Jimmy. Hello, and welcome to our Second Quarter Fiscal Year 2020 Financial Results Conference Call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; and Jorge Celaya, our Executive Vice President and Chief Financial Officer. We will be available for questions after our prepared remarks.
The following discussion or responses to your questions reflect management's views as of today, May 7, 2020, and we will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in our filings with the SEC, including our most recent annual report on Form 10-K.
As you listen to today's call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.
During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.
At this time, I'd like to turn the presentation over to our CEO, Bill Angrick.
William P. Angrick, III, Chairman & CEO
Thank you, Julie. Good morning, and welcome to our Q2 earnings call. I'll review our Q2 performance and provide an update on key strategic initiatives. Next, Jorge Celaya will provide more details on the quarter.
During one of the most difficult periods in global markets, Liquidity Services has responded quickly to protect our employees, our customers and our shareholders. In March, we moved rapidly to address all health and safety issues for our employees and customers and to control costs in order to mitigate the impact of reduced volumes in our business. We are humbled by and very proud of our team's effort to work together and quickly adapt to the new environment to continue to deliver value to our buyers and sellers. Our primary focus during the global pandemic and resulting economic crisis is to help our sellers monetize assets and generate liquidity in a safe and reliable manner, while providing buyers online access to the inventory and equipment they require to meet their business needs. By leveraging our marketplace solutions, defined by, paid for and shipped assets, commercial and government customers are able to conduct commerce safely and efficiently.
Our results for the second quarter were largely aligned with our expectations through mid-March. The last 2 weeks of March were impacted by the economic fallout surrounding the pandemic, which had an adverse effect on our overall results. Our RSCG segment grew GMV by 6% over the prior year period despite declines in seller activity at the end of the quarter as online retailers prioritize their attention and resources to meet demand almost exclusively for essential goods. We also saw mixed higher demand with some buyers increasing their average purchases and some decreasing, depending on the varying circumstances. Prior to this slowdown, we experienced strong volume in our RSCG segment from existing sellers and we launched new programs with both mid-sized and large retailers, and we continue to see strong buyer demand for retail goods in our Liquidation.com marketplace.
In our CAG segment, we saw a significant slowdown early in the second quarter as travel restrictions and facilities in China interrupted supply from our sellers and prevented buyers from inspecting goods already for sale. This trend then affected our EMEA and North American regions in March as the pandemic spread. We are starting to see seller facilities reopen across the globe and anticipate activity will increase steadily, provided governments continue to reduce restrictions related to COVID-19.
Our GovDeals segment was on track to report record second quarter GMV, but volume from sellers slowed significantly during the last 2 weeks of March as governments enacted shelter-in-place orders and closed facilities. This also prevented buyer pickups and their ability to complete related transactions.
Finally, our Machinio segment revenue grew 24% over the prior year despite a slowdown in traffic during March as equipment buyers, many of whom are small businesses, waited for better visibility on the depth of the economic downturn.
During Q2, we further enhanced our new consolidated marketplace, AllSurplus.com, including the addition of new self-service features that enable a low-touch solution to sell assets online, which eliminates the need for live, in-person contact. We have seen early adoption of this model from sellers that have historically relied on our traditional managed services approach as they shift to primarily cloud-based business processes.
In early March, we began to transition our marketing focus from legacy marketplaces to AllSurplus and have seen a 92% increase in traffic from targeted buyers and an increase in transactions completed through the new marketplace. We believe our self-service solution over time will be an attractive growth opportunity as business sellers and buyers adapt to social distancing guidelines due to the pandemic. Moreover, by aggregating supply on AllSurplus, we are providing buyers and sellers more opportunities to quickly transact across a wide array of products, including heavy equipment, energy and manufacturing equipment.
Looking forward, it is very difficult for us to forecast the impact of the pandemic on our business. We all understand the near-term impacts of the pandemic have been quite negative. Public policy actions in the U.S. and abroad have included meaningful restrictions in economic activity, including business closures, travel restrictions, limitations on the operations of business activity or significant prioritization of essential business functions over reverse supply chain functions. As a consequence of these actions, the flow of assets into our marketplaces has been reduced. We expect sharply lower volume from our GovDeals segment until state government reopening phases take place. As the economy reopens and the business climate improves, we believe our government sellers will resume their selling activity over time. We are starting to see an increase in activity as governments prepare to reopen facilities in the coming weeks. However, at this time, the overall financial impact to state and local government agencies from the pandemic remains unknown, and this could influence their decisions to sell surplus assets in the future.
Our RSCG segment expects to continue to support retailer needs, including online retailers through our Liquidation.com marketplace, even if at a lower-than-average volume in the short term. As long as we can ensure the safety of our employees, we will maintain our fulfillment center operations in support of the essential supply chain needs of our sellers and buyers. As the pandemic restrictions subside, we expect retailers to address the reverse supply chain needs in a more comprehensive way, turning to third-party vendors such as ourselves to address any accumulation of returns or excess inventory accumulated during the shelter-in-place and safer-at-home phases of the pandemic.
We also expect our CAG segment to see reduced volumes as many seller facilities are closed and restrict buyer inspection of assets, asset pickup and in many cases, employee cataloging of assets for sale. Yet, we believe the need for liquidity from our sellers in the CAG segment and the demand for value-priced equipment from our buyers will create future positive conditions of supply and demand within our CAG segment.
We have a long-standing market-maker reputation for selling high-value equipment globally across numerous industries, and we'll continue to support the needs of our traditional seller base. At the same time, we will offer our new, expanded and timely solution to sell in place with our self-service low-touch solution on AllSurplus.com, which aligns with our long-term strategy. Our long-term strategy remains focused on creating efficiencies for ourselves, our sellers and our buyers by focusing on the people, processes and technologies that deliver optimal liquidity in the reverse supply chain and enables our growth through an asset-light, low-touch marketplace solution.
In closing, during the pandemic, we have witnessed shining examples of our team's ability to consistently show our customers that we are the most reliable partner for delivering results in the reverse supply chain, no matter the circumstances. We believe we are well positioned to weather the global pandemic of COVID-19, and that the strength of our online platform and the ingenuity of our team will enable us to adapt and solve the evolving challenges of our sellers and buyers across the industries we serve.
I'll now turn it over to Jorge for more details on the quarter.
Jorge A. Celaya, EVP and CEO
Good morning. We finished the second quarter of fiscal year 2020 within guidance range for all our metrics, except gross merchandise volume which was $144.3 million and only slightly below $145 million for the low end of guidance. As compared to the second quarter of fiscal year 2019, GMV and adjusted EBITDA were down on one, the lower volume in our CAG segment related to COVID-19 impacts across APAC, EMEA and North America; two, lower volumes than expected in our GovDeals segment related to COVID-19 impacts in March, which offset growth in volumes in January and February; three, slower activity in our RSCG segment at the end of March related to COVID-19 impact, which offset increased volumes from existing sellers through mid-March; four, the impact of the wind down of our DoD Scrap contract last year in our CAG segment; and five, previously planned increases in our sales expenses and higher marketing expenses to promote our new e-commerce technology platform and further develop our consolidated marketplace.
We have been closely monitoring the COVID-19 pandemic. By mid-March, we began to experience an impact on operations, resulting from the actions taken by governments and private sector entities to limit the spread. As a result, the flow of assets into our marketplaces was hindered as seller facilities closed, which, in turn, reduced the ability of their employees to process assets and for buyers to pick up or arrange for shipping of assets. Compared to the second quarter of fiscal year 2019, GMV declined 7%, and revenue was also down 7%, including the impact of the wind down of the DoD Scrap contract.
In the second quarter, GovDeals GMV was flat as compared to the second quarter of fiscal year 2019 as a result of reduced volumes beginning in mid-March, with many government facilities closed due to COVID-19. Our Retail Supply Chain Group GMV was up 6%, driven by growing volume within existing seller accounts despite the mid-March effect of COVID-19 where RSCG began to experience reduced volumes resulting from retailers prioritizing their resources to meet the demand of essential goods in response to the pandemic.
These improvements were partially offset by a 37% year-over-year decrease in our CAG segment, impacted by the wind down of our DoD Scrap contract and an impact from the COVID-19 pandemic as travel restrictions and facility closures in China first interrupted supply from sellers and prevented buyers from inspecting goods. This trend affected our EMEA and North American regions in March as the pandemic spread. Including -- excluding the impact of the DoD contract, the CAG segment declined 28%.
We reported second quarter of fiscal year 2020 revenue of $52.8 million. Despite the COVID-19-related headwind, GovDeals revenue increased 1.6% on better product mix, and RSCG increased 6.6%.

Our CAG segment revenue decreased 49% compared to the second quarter of fiscal year 2019, including the wind down of the DoD Scrap contract. Yet excluding the DoD contract, CAG segment revenue was down 25% compared to the same quarter last year.
Our second quarter fiscal year 2020 GAAP net loss was $4.2 million, a 3% improvement from a loss of $4.4 million in the second quarter of fiscal year 2019 as top line impacts were offset by lower operating expenses than last year. Adjusted net loss was $3.2 million, an increase from a loss of $719,000 last year, which reflected mainly higher stock compensation in the prior year.
Our second quarter adjusted EBITDA was negative $1.6 million, a decline from a positive $937,000 in the same period last year, also reflecting lower stock compensation expense this year.
We have a debt-free balance sheet. At March 31, 2020, we had a cash and short-term investment balance of $51.8 million, an increase of $2.6 million from the prior quarter ended December 31, 2019. During the quarter, we paid a $5 million Machinio earn-out payment based on achievement of performance benchmarks.
Looking ahead, as Bill laid out, we expect the COVID-19 pandemic may cause GMV, adjusted EBITDA and cash to decline in the short term, although our actions taken to conserve resources and the speed at which business activity might return may mitigate these short-term declines. The likelihood, magnitude and timing of these events across our segment is difficult to predict. And we expect to be negatively impacted by a lower number of transactions on our marketplaces in the short term, and possibly longer, which will affect our operations and cash flows. We are, therefore, not providing quarterly guidance.
Thank you. We will now take your questions.
Operator
(Operator Instructions) Our first question comes from Colin Sebastian with Baird.
Colin A. Sebastian, Robert W. Baird & Co.
A couple of bigger picture questions for me. First, on AllSurplus and sort of consolidating the buyer and the merchant base a bit. Are you seeing any synergies yet in terms of aggregating that -- those larger groups? And would it be reasonable to expect over time an improvement in auction participants? And then secondly, just given your experience, Bill, in prior downturns and in the event that we have more of a prolonged recessionary scenario, how should we think about the time line for a potential lift in liquidation volumes, particularly looking at the Retail and the CAG divisions?
William P. Angrick, Chairman & CEO
Sure. Well, regarding your first question, part of our long-term strategy has been to drive scale benefits of aggregating supply and demand in our consolidated marketplace, which has been branded AllSurplus. We know that in marketplaces, scale matters. It helps us leverage marketing spend. It also allows us to support cross-pollination of our buyers. Buyers who might buy in a category such as transportation may also have needs in adjacent categories such as material handling equipment or construction equipment. And so it's a natural place for us to go. We see a lot of overlap in the industrial categories. The things that we've managed and sold for many years for both commercial and government sellers, and early returns there are positive.
We're taking it methodically. This is a long-term effort. This is not something that's going to turn on a dime, but we've had good validation with the customers that have come in and we're seeing good receptivity for both the marketplace and the self-service capabilities allowing sellers to upload and manage transactions directly on the marketplace and reach the 3.6 million buyers that we have.
Regarding recessions, I think what's interesting this time, Colin, is I think we've had a history of doing well in recessionary periods for a variety of reasons. As far as how well we do in pandemics, which result in travel restrictions, facility closures, shelter-in-place orders, so that's an entirely different environment. And I think in the short term, there's no question that has a severe restriction in commerce for everybody, not just Liquidity Services.
But in the mid and long term, we are a countercyclical marketplace. We know that our buyers are frugal. They're looking for value. And we know that sellers, whether they be retailers, manufacturers or in government agencies, are looking to monetize assets. Those speak to our strengths. And so periods like the 2008, 2009 downturn, we've had steady progress. And we would expect once you normalize for some of these very extraordinary restrictions in society and restrictions in government policies, once you normalize from that, we are kind of cyclical play, if you will.
But I don't want to sugarcoat what we've witnessed. I think April was very difficult for this economy. We had many long-standing government sellers who simply closed up. No access to those facilities, no employees, no ability to list and sell assets. So in many parts of that market, business was closed. And that's going to have a very negative short-term impact.
How do we predict the future? Well, we can't tell you if it's a V recovery, an L recovery, and some folks are talking about a W, where you have a recovery and then maybe a second wave. That's why it becomes very difficult to provide near-term guidance.
Colin A. Sebastian, Robert W. Baird & Co.
And maybe on that note, do you -- when we've seen different companies adapt to the environment and you talk about sell-in-place and companies will need to liquidate assets and inventory, things like that, are there -- and you did reference some of this. But are there programs or methods being put in place, which, given some of the friction at physical locations and lack of bodies in warehouses to manage those, are there ways that companies and municipalities are adapting to that so that, that flow can start to happen again?
William P. Angrick, Chairman & CEO

Well, what's fascinating is you see the same problem set addressed differently in different locations. And these are ultimately local decisions. Many of our clients are local municipalities, towns, villages, counties. And so they all attack it slightly differently.
We certainly have educated the market on the availability of the technology-enabled approach that eliminates the need for in-person interaction. And that's a great solution in this -- in any environment, we believe, particularly when there's a health care issue or a concern.
So that message over time, we think, resonates and is a strength of ours. That value proposition is strong, but subordinated to whatever the governor or the mayor of the local town decides. You understand that.
Colin A. Sebastian, Robert W. Baird & Co.
And your facilities are still open. Is that correct?
William P. Angrick, Chairman & CEO
Well, we have a couple of different aspects to our operations. Our retail supply chain fulfillment centers are an essential part of the supply chain and have been continuing to function and operate, although less-than-full capacity because we're maintaining strict guidelines in line with recommendations from health care and other experts. Our offices, while technically open, as most of America has adapted so have we adapted to a virtual work-from-home environment primarily, and that will continue to be the case. And we'll continue to be governed by state and local ordinances.
And outside the United States, much the same, much the same. We don't have distribution center or fulfillment centers outside the United -- well, in Canada, we do. And that is more or less the same as our U.S. retail supply chain operations, open and operating, but less than 100% capacity. And the other parts of our marketplace are more or less in a virtual online status of operation at this stage.
Colin A. Sebastian, Robert W. Baird & Co.
And then, Jorge, the comments on cash and just the near-term dynamics. I mean, how are you feeling in general about liquidity position of the company and different scenarios that may play out over the coming months?
Jorge A. Celaya, EVP and CEO
Well, we're managing the drop from the top line and managing the expenses accordingly. As you saw, we finished March with a reasonably good cash position, stronger than we ended last quarter, as we thought. And that's despite, of course, having spent $5 million during this last quarter on the Machinio earn-out. So it was a reasonably good, strong, cash-generating quarter.
As the business picks up, obviously, the cash will improve. For the short term, having over $50 million on the balance sheet, given our -- the actions that we took in March for the month of

April, we're feeling comfortable with that, which is why we took those actions. And as we go forward, we'll continue to reassess.
We do have avenues for other capital. But for now, although we've explored them all and know what they are, we're sitting tight with our cash on hand and 0 debt.
Operator
And our next question comes from Gary Prestopino with Barrington Research.
Gary Frank Prestopino, Barrington Research
Yes. I just want to get -- there's a number of things I want to ask here. But the first thing is, obviously, it looks like your cash flow -- free cash flow was pretty good in this quarter. And is that because of some of the -- is that really a function of some of the expense reductions that you've taken? I'm just trying to get a handle on that. It was $52 million versus $40-something million, and then you paid Machinio -- or $5 million for Machinio. So could you give us some details there? And then the other question I would want to explore is how much have you flexed down your cost from what you've done here in response to the pandemic?
Jorge A. Celaya, EVP and CEO
Yes. So I'll take the first one and pass the second to Bill. The answer is no. Yes, we've always had a little bit of cost reduction as we've gone. But when we're talking about the actions that we took in March for April, those were for April. So the more significant reductions, including furloughs and so forth, did not impact the January, February, March quarter.
William P. Angrick, Chairman & CEO
And regarding operating costs, well, we realized that we are a knowledge business, which means our primarily -- our primary asset is our people, followed by our technology platform. And largely, that's a fixed cost. However, at the margin, there are lots of measures that one can take to modulate that spend based on visibility of GMV or transaction volume, and that variable cost has been managed down. It's certainly not the majority of our costs, but it's material. And it's one where the job of any of these businesses in this environment is to try to match that modulation with the activity on the downside and then on the upside.
So I think we would see that April was a very difficult month in the nation's GDP. And that number will probably be fairly well correlated to what you're going to see in a lot of businesses, including our marketplace. We have, as I said, a spectrum of businesses. Retail Supply Chain has been, on balance, pretty resilient. It's an essential part of the supply chain.
On the other end of the continuum, when governments decide to close up shop, I mean, there's really no answer for that, other than that to be patient and to follow all prescribed guidelines and then resume activity when they're ready. So that's what we've done. The controllable costs, we've managed. Certainly, we have taken out travel costs, discretionary spend and marketing costs and certain things to map to what the transaction volume is, and that's helped.

Jorge A. Celaya, EVP and CEO
Well, maybe I'll also...
Gary Frank Prestopino, Barrington Research
Go ahead.
Jorge A. Celaya, EVP and CEO
Sure. Just to add and give you kind of a sense, we've always been very attentive to our volumes coming off, our forecasting, our cost structure and how we look ahead. Especially starting -- luckily, starting last -- late last year, we were very focused on that, had made some improvement with our system changes and so forth that we had better visibility, by the way, on cash on a more frequent basis. But clearly, starting in March, as we made all of these changes with furloughs and work from home, which we, quite frankly, turned all of our plans and actions on a dime that was within a 10-day period in March.
We've also instituted pretty granular look forwards and daily view of our top line of GMV of our transaction volumes across our marketplaces. We're tracking that daily. We're translating that into weekly. We're looking at our cash routinely and on a weekly basis. And we're looking at our expenses commensurate with what we're seeing, not a quarter out, which would be your normal formal forecasting process and not even just monthly forecasting, which we're definitely doing, but even bimonthly and weekly assessments of what we see currently in the business and using that to translate what we think is going to be happening in a week or 2 weeks' or 3 weeks' time.
So we're being extremely attentive and putting our resources and focus on this more short-term assessment of the next week, the next month and the next quarter then we might be on what might be the financial performance 2 quarters from now or 3 quarters from now, which is more of a business focus where we're headed and less about the nitty-gritty numbers. So in the long term, right? On the short term is pretty well focused. So we know what's coming, and we're able to react pretty quickly one way or the other.
Gary Frank Prestopino, Barrington Research
Yes. So I guess what I'm trying to get at here is that -- maybe I asked the question wrong because I'm trying to get too specific. But what percentage of that $57 million of costs and expenses that you had in the quarter would be considered variable? And here's what I'm trying to get at, and maybe you want to answer the question, full transparency. Given the level of what you're seeing in GMV in Q3 and could possibly be in Q4, are you anticipating neutral cash flow or a cash burn over the next 2 quarters if things hold as they were in April? And then I'll have a follow-on question to that.
Jorge A. Celaya, EVP and CEO

So well, in line with -- and I'll let Bill chime in, but in line with not giving guidance, we're certainly not giving guidance on cash. And -- but what we've said is that we've put in things in place that will help us track as best we can the reductions in the top line with our cash spend. And we're comfortable where we are today, and we'll continue to manage that weekly, monthly going forward kind of as we've indicated.
William P. Angrick, Chairman & CEO
I think the most difficult part of that question is, you tell me what the relaxation of restrictions will be by county or by state throughout the United States. If you can give us the answer to that, I think we can give you better forecasting. I don't think anyone knows the answer to that precisely. So we're managing it on a short-term basis, as Jorge indicated.
Gary Frank Prestopino, Barrington Research
Okay. All right. And then, Bill, could you maybe -- as you looked at what happened in the last 2 weeks of March and then throughout April and then just in general, could you give us an idea of the impact to your GMV versus -- for the last 2 weeks of March versus the first 2 weeks of March? And then are you starting to see, as you work through April, are you starting to see any increase in GMV weekly? Most companies we speak to saw some really bad hit initially. It was still pretty bad in the first week or second week of April, but it's starting to come back slowly. So that's another question that I would have, if you could answer that.
William P. Angrick, Chairman & CEO
I think regarding the down slope that people observed from March into April, that was very pronounced, owing to facility closures. And when you start to look at metrics like the number of actual sellers who are open for business and who are listing the number of assets posted to our marketplace, that was down 50% to 60% on the down slope in April.
Now from what we can see, we think we've touched bottom, and that's starting to move in the other direction. I think what -- but is a -- the question is the slope, the slope of recovery. And that's largely dictated by regulatory decisions, policy decisions that are being debated and discussed at city councils, governor task force level type of decision-makers. So it was -- I think when you're looking at the U.S. down 40% in GDP in April, that's brutal.
Gary Frank Prestopino, Barrington Research
Right. No. No, I understand that. I'm just trying to get a feel for, at least on a short term, what's going on. And then in terms of price realizations throughout all of this on the buyer side, have the sellers been willing to take a significant haircut on price just to move goods? Or have you been seeing that?
William P. Angrick, Chairman & CEO
Well, I think the market force is still at play in terms of price setting. I don't think you're having, let's say, like panic selling. I think people are looking for an orderly disposition process. I think one of the things that benefits us is we have coverage in multiple industries. And so energy has been good, a good sector. Retail supply chain has been a good sector. There's clearly some limits on the volume of goods being processed in retail because of the prioritization of essential goods over other activities. And you've all read about how retail stores have been closed. And in some cases, fulfillment center operations and retail supply chain haven't had enough workers or they've had to prioritize getting health care supplies managed at the top of the queue. Well, that's a headwind for us, all things equal.
But in terms of -- there is still price discovery through orderly marketplace, and we're bringing that every day. I think there is a demand to monetize assets, but it's not like at a forced liquidation value or at any price or panic selling, I think people are looking for competitive pricing.
Operator
(Operator Instructions) And I'm showing no questions in the queue at this time. I'd like to turn the call back to the speakers for any closing remarks.
Julie Davis, Senior Director of Investor Relations
Hi. Thank you all for joining our call today. Please reach out to me if you have additional questions or have any follow-up. Thank you so much, and have a good afternoon.
Operator
Ladies and gentlemen, thank you for your participation on today's conference. This does conclude your program, and you may now disconnect.